Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RREEF Property Trust, Inc.:

We consent to the use of our report dated March 28, 2013, with respect to the consolidated balance sheet of RREEF Property Trust, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of stockholder’s equity, and cash flows for the period February 7, 2012 (inception) through December 31, 2012, included in Supplement No. 1 to the prospectus to be filed on the date hereof and to the reference to our firm under the heading “Experts” therein.

/s/ KPMG LLP

Dallas, Texas

March 29, 2013